Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com
NewsNewsNewsNews
For Immediate Release:
November 24, 2008

News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bancorp Announces Preliminary Approval to Participate in the US Department of Treasury
Capital Purchase Program

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it received preliminary approval as of November 19th from the US Department of Treasury (Treasury) to sell $20,649,000 of preferred stock to Treasury in the Capital Purchase Program. As part of the transaction, the Corporation will issue warrants to Treasury to purchase common stock of the Corporation with a market price equal to 15% of the preferred stock. The exercise price of the warrants will be $4.04, based on the average closing price of the Company’s stock for the 20 trading days ending November 18th. The Treasury's preliminary approval requires that the Company consummate the transaction within 30 days of the approval date.

At September 30, 2008, the Company’s Leverage ratio, Tier 1 and Total risk based capital ratios were 7.42 percent, 9.08 percent and 10.34 percent, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution. Each of the regulatory capital ratios is expected to increase by approximately 300bp after the funding of the Treasury Capital Purchase Program.

James A. Hughes, Unity Bancorp’s President and CEO said, “With the financial markets under severe stress, capital raising options are extremely limited. Participating in this program will significantly bolster our capital during these challenging times and enhance our lending operations.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $864 million in assets and $684 million in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com, or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.